Contact:  Western A. Todd	FOR IMMEDIATE RELEASE

LOCTITE CORPORATION ANNOUNCES
SHAREHOLDER RIGHTS PLAN AND
AGREEMENT WITH HENKEL



Hartford, Connecticut
April 14, 1994

	Loctite Corporation (NYSE and PSE: LOC) announced today that its Board of Directors has adopted a
Shareholder Rights Plan designed to protect
shareholders from various abusive takeover tactics,
including attempts to acquire control of the Company at
an inadequate price.  The Company also announced that,
in connection with its adoption of the Plan, the
Company has entered into an agreement with its largest shareholder, Henkel Corporation (and its parent company, Henkel KGaA, and another Henkel affiliate)
that replaces its existing Standstill Agreement with
Henkel, which would have expired in May, 1995 and
provides for, among other things, the sharing between
Henkel and the Company of Henkel's right of first
refusal on the Krieble family's shares of the Company's
Common Stock under certain circumstances.  The actions
taken by the Company today were not in response to any
effort to acquire control of the Company, and the Board
is not aware of any such effort.
	Commenting on the Board action, David Freeman, President and Chief Executive Officer of the Company
said, "The agreement entered into between Henkel and
the Company and the adoption of the Shareholder Rights
Plan are designed to ensure that all of the Company's shareholders realize the long-term value of their investment. Henkel's willingness to enter into a new arrangement with the Company exemplifies the productive relationship that has existed between the Company and
Henkel over the past nine years."
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	Under the Plan announced today, Henkel and its
affiliates will have the ability to own up to 35% of
the Company's outstanding Common Stock. Henkel and its affiliates currently own approximately 29.7% of the
Company's outstanding Common Stock.  The new agreement
between Henkel and the Company provides, among other
things, for the termination of the existing Standstill Agreement with Henkel, the enlargement of the size of the Board of Directors from 10 to the maximum of 12
members currently permitted under the Company's
Articles of Incorporation (with Henkel being entitled
to recommend three Board nominees) and various
mechanisms to ensure that the arrangement between the
Company and Henkel set forth in the Henkel Agreement
and the Plan will remain in place for 10 years.  In
addition, under the Henkel Agreement, Henkel's right of
first refusal on the shares of the Company's Common
Stock held by the Krieble family remains in effect.
However, given the 35% cap under the Plan on Henkel's ownership of the Company's Common Stock, the Henkel
Agreement provides that Henkel's right of first refusal
is, in effect, shared with the Company with respect to
those shares of Common Stock that Henkel is unable to
purchase without triggering the Plan.
	The Plan is designed to assure that any acquisition of the Company would take place under circumstances in which the Board of Directors can secure the best
available transaction for all of the Company's
shareholders.  Under the Plan, each shareholder will
receive a dividend of one Right for each share of the Company's outstanding common stock.
	Initially, the Rights are attached to the Company's Common Stock and are not exercisable. They become detached from the Common Stock and become immediately exercisable after any person or group that is not a grandfathered stockholder becomes the beneficial owner of 10% or more of the Company's Common Stock or 10 days
after any person or group announces a tender or
exchange offer that would result in that same
beneficial ownership level, other than pursuant to
certain "Permitted Offers".
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	If a buyer that is not a grandfathered stockholder
becomes a 10% owner in the Company, all Rights holders except the buyer will be entitled to purchase the Company's stock at a price discounted from the then market price. If the Company is acquired in a merger after such an acquisition, all Rights holders except the buyer will also be entitled to purchase stock in the buyer at a discount in accordance with the Plan.
	The Plan "grandfathers" from triggering the rights plan certain stockholders that currently own, or may in the future own, more than the 10% threshold, including
Henkel, the Krieble family group and certain transferees of Common Stock from Henkel, from the Krieble family group and from other persons that satisfy certain requirements. The Plan provides generally that Henkel will cease to be a grandfathered stockholder if it owns more than 35% of the Company's outstanding Common Stock and any other grandfathered stockholder will cease to be exempt from triggering the rights plan if it acquires any additional shares of Common Stock.
	The distribution of Rights will be made to common shareholders of record on April 25, 1994 and shares of common stock that are newly-issued after that date will also carry Rights until the Rights become detached form the common stock. The Rights will expire April 14, 2004. The Company may redeem the Rights for $0.01 each at any time before a buyer acquires a 10% position in the Company, and under certain other circumstances.
The Rights distribution is not taxable to stockholders.
	Details of the Plan are included with a letter which will be mailed to all of the Company's stockholders.
	Loctite Corporation is a worldwide, market-driven specialty chemical company. Principal markets include industrial, electronics, specialized medical, professional automotive repair and retail (consumer).